Exhibit 99.1

Media Inquires: (312) 606-4356

Investor Relations: (312) 606-4125

USG CORPORATION ANNOUNCES PRICING OF OFFERING OF

6.30% SENIOR NOTES DUE 2016

CHICAGO, November 14, 2006 — USG Corporation (NYSE:USG) today announced the pricing of a private offering of $500 million aggregate principal amount of its 6.30% Senior Notes due November 15, 2016. The notes will be the unsecured obligations of USG. The notes will be sold to investors at a price of 99.927% of the principal amount of the notes, plus any accrued interest from November 17, 2006. The offering of the notes is expected to close on or about November 17, 2006.

USG intends to use the net proceeds of the private offering for any or a combination of the following: to pay a portion of its $3.05 billion contingent payment note that was issued to the Section 524(g) asbestos trust created under USG’s plan of reorganization in its bankruptcy proceedings, to replace a portion of the commitments or repay a portion of amounts outstanding under the term loan facility under its credit agreement entered into in August 2006, for working capital purposes and/or for general corporate purposes.

The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. When issued, the notes will not have been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Closing of the offering of the notes may be affected by, and actual use of the net proceeds of the offering may differ due to, various other factors, including economic conditions such as the levels of new home and other construction activity; competitive conditions, such as price and product competition; increases in raw material, energy and employee costs; the loss of one or more major customers; capacity constraints; capital market conditions and availability of borrowings under the corporation’s credit agreement; the amount and timing of the tax refund the corporation expects to receive; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; acts of God; and the other risk factors listed from time to time by the corporation in documents and reports it files with the Securities and Exchange Commission. The corporation assumes no obligation to update any forward-looking information contained in this press release.